Exhibit 18

PREFERABILITY LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 7, 2012

International Paper

6400 Poplar Avenue

Memphis, TN 38197-0001

To the Board of Directors and Stockholders of

International Paper:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2012 of the facts relating to a change in accounting principle to eliminate the 90-day reporting lag for the Ilim Russian joint venture. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of International Paper (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of International Paper as of any date or for any period subsequent to December 31, 2011. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, comprehensive income or cash flows of International Paper and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2011.

Yours truly,

Deloitte & Touche LLP

Memphis, TN